Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., July 25, 2006  —  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended June 30, 2006, of $436,000, or $.67 per common share, compared to net income of $571,000, or $.88 per common share,  for the three months ended June 30, 2005. During the six months ended June 30, 2006, net income was $956,000, or $1.47 per share, compared to $1.07 million, or $1.64 per share during the first six months of 2005.

Net interest income after provision for loan losses for the three months ended June 30, 2006, decreased $85,000, to $2.1 million, which was the net result of a $254,000 increase in total interest income, and a $369,000 increase in interest expense. Interest expense increased to $1.5 million for the three months ended June 30, 2006 from $1.1 million for the same period in 2005, a 33.5% increase, and contributed to the decrease in net interest income for the three month period as liabilities repriced more quickly than assets.

Second quarter non-interest income decreased $129,000, or 19.4%, compared to 2005. The decrease in non-interest income was primarily due to decreases in deposit service charges of $74,000, security gains of $24,000 and other income of $57,000. Decreases were partially offset by increases in trust and farm management fee income of $21,000.

Non-interest expense was $2.1 million for the three months ended June 30, 2006 and 2005.  Salaries and benefits, the largest component of non-interest expense, increased $15,000, or 1.3%, to $1.2 million.  Increases in data processing expense of $13,000, and other expense of $6,000, were offset by decreases in occupancy expense of $4,000, supplies expense of $8,000, and professional fees of $6,000. Additionally, amortization expense related to the core deposit intangible decreased $15,000 compared to 2005.

Total assets at June 30, 2006 increased to $288.8 million from $278.7 million at December 31, 2005. Total loans at June 30, 2006 increased to $155.9 million from $151.5 million at December 31, 2005. Loan growth was primarily attributable to increases in commercial real estate loans. Total deposits at June 30, 2006, were $262.8 million, compared to $239.9 million at December 31, 2005.  Total equity at June 30, 2006, and December 31, 2005, was $22.6 million and $22.9 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a branch in Yorkville and a loan production office in Minooka.  All information at and for the period ended June 30, 2006, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.